CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders
Evergreen International Balanced Income Fund:


We consent to the use of our report, dated September 13, 2005, on the statement of assets and liabilities of the Evergreen International Balanced Income Fund, included in this Registration Statement, and to the references to our firm under the captions "Independent Registered Public Accounting Firm" and "EXPERTS" in the Prospects and Statement of Additional Information, respectively.



                                                   /s/ KPMG LLP


Boston, Massachusetts
October 24, 2005